Exhibit 99

Rocky Brands, Inc. Announces First Quarter 2026 Results

Net Sales Increased 9.1% to $124.4 Million

Retail Segment Sales Increased 16.5% to $42.7 Million

NELSONVILLE, Ohio, April 28, 2026 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2026.

First Quarter 2026 Overview

●	Net sales increased 9.1% to $124.4 million versus the year-ago quarter
●	Gross margin decreased 470-basis points to 36.5% of net sales compared to 41.2% of net sales in the year-ago quarter
●	Income from operations decreased 58.2% to $3.6 million compared to $8.7 million in the year-ago quarter
●	Net income decreased 74.5% to $1.3 million, or $0.17 per diluted share, as compared to net income of $4.9 million, or $0.66 per diluted share, in the year-ago quarter
●	Adjusted net income decreased 67.1% to $1.8 million, or $0.24 per diluted share, as compared to $5.5 million, or $0.73 per diluted share, in the year-ago quarter
●	Inventories as of March 31, 2026 decreased 1.6% to $172.6 million compared to $175.5 million at March 31, 2025
●	Total debt as of March 31, 2026 decreased 5.0% to $122.2 million compared to $128.6 million at March 31, 2025

"The momentum we experienced in our business last year carried over into 2026, driving net sales growth of approximately 9% for the second consecutive quarter," said Jason Brooks, Chairman, President and Chief Executive Officer. “Our first quarter top-line performance was driven by continued strength in XTRATUF and Muck across selling channels, combined with robust demand online for our entire brand portfolio. Profitability was in line with our expectations as we anticipated higher sourcing variances, mainly as a result of increased tariffs of approximately $7.1 million in the first quarter of 2026 compared to the year-ago-period. These tariffs were partially offset with strong full-price selling, channel mix, and our mitigation actions last year, namely raising prices and diversifying our sourcing, including leveraging our own manufacturing facilities. Moving forward, the impact from higher tariffs begins to lessen in the second quarter which, along with current top-line trends, provides a clear path back to gross margins in the low 40 percent range and improvement in profitability over the second half of the year."

First Quarter 2026 Review

First quarter net sales increased 9.1% to $124.4 million compared with $114.1 million in the first quarter of 2025. Wholesale segment net sales for the first quarter increased 4.8% to $78.4 million compared to $74.8 million in the first quarter of 2025. Retail segment net sales for the first quarter increased 16.5% to $42.7 million compared to $36.6 million in the first quarter of 2025. Contract Manufacturing segment net sales for the first quarter increased 25.0% to $3.3 million compared to $2.6 million in the first quarter of 2025.

Gross margin in the first quarter of 2026 was $45.4 million, or 36.5% of net sales, compared to $47.0 million, or 41.2% of net sales, for the same period last year. The decrease in gross margin as a percentage of net sales was attributable to an increase in sourcing variances, mainly tariff-related costs of approximately $7.1 million in the first quarter of 2026 compared to the year-ago quarter.

Operating expenses were $41.8 million, or 33.6% of net sales, for the first quarter of 2026 compared to $38.3 million, or 33.6% of net sales, for the same period a year ago. Excluding $0.7 million of acquisition-related amortization in the first quarter of 2026 and 2025, adjusted operating expenses were $41.1 million, or 33.0% of net sales, in the current year period and $37.6 million, or 33.0% of net sales, in the year-ago period.

Income from operations for the first quarter of 2026 was $3.6 million, or 2.9% of net sales, compared to $8.7 million, or 7.6% of net sales, for the same period a year ago. Adjusted income from operations for the first quarter of 2026 was $4.3 million, or 3.5% of net sales, compared to adjusted income from operations of $9.4 million, or 8.2% of net sales, a year ago, reflecting the impact of higher tariffs in the first quarter of 2026.

Interest expense for the first quarter of 2026 was $2.1 million compared with $2.4 million for the prior year period. The decrease in interest expense was driven by lower debt levels.

The Company reported first quarter of 2026 net income of $1.3 million, or $0.17 per diluted share, compared to $4.9 million, or $0.66 per diluted share, in the first quarter of 2025. Adjusted net income for the first quarter of 2026 was $1.8 million, or $0.24 per diluted share, compared to $5.5 million, or $0.73 per diluted share, in the year-ago period.

Balance Sheet Review

Cash and cash equivalents were $1.7 million as of March 31, 2026 compared to $2.9 million and $2.6 million as of December 31, 2025 and March 31, 2025, respectively.

As of March 31, 2026, total debt, net of unamortized debt issuance costs of $1.6 million, was $122.2 million, consisting of a $99.1 million senior term loan and $24.7 million of borrowings under the Company's senior secured asset-backed credit facility. As of March 31, 2026, total debt, net of unamortized debt issuance costs was down 5.0% from March 31, 2025, and was down 0.4% compared to December 31, 2025.

Inventories as of March 31, 2026, were $172.6 million, down 1.6% compared to $175.5 million on the same date a year ago and down 4.7% compared to $181.1 million as of December 31, 2025.

Conference Call Information

The Company's conference call to review first quarter 2026 results will be broadcast live over the internet today, Tuesday, April 28, 2026, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company's expectation that the impact from higher tariffs will begin to lessen in the second quarter (Paragraph 2), and the Company's belief that the impact of such tariffs, along with current top-line trends, will provide a clear path back to gross margins in the low 40 percent range and improvement in profitability over the second half of the year (Paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2025 (filed March 11, 2026). One or more of these factors have affected historical results and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2026	2025	2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$1,667	$2,902	$2,557
Trade receivables – net	81,596	77,055	74,453
Other receivables	3,310	4,952	264
Inventories – net	172,638	181,134	175,508
Income tax receivable	1,158	1,050	-
Prepaid expenses	6,391	3,623	5,899
Total current assets	266,760	270,716	258,681
LEASED ASSETS	8,146	4,175	5,405
PROPERTY, PLANT & EQUIPMENT – net	50,234	49,929	49,585
GOODWILL	47,844	47,844	47,844
IDENTIFIED INTANGIBLES – net	102,336	103,033	105,126
OTHER ASSETS	1,872	1,791	1,582
TOTAL ASSETS	$477,192	$477,488	$468,223

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$60,730	$52,958	$64,560
Current portion of long-term debt	8,361	8,361	8,361
Accrued expenses and other liabilities	22,836	34,813	25,164
Total current liabilities	91,927	96,132	98,085
LONG-TERM DEBT	113,791	114,281	120,255
LONG-TERM LEASES	5,722	1,727	2,857
DEFERRED INCOME TAXES	12,381	12,381	10,044
DEFERRED LIABILITIES	827	879	769
TOTAL LIABILITIES	224,648	225,400	232,010
SHAREHOLDERS' EQUITY:
Common stock, no par value;	-	-	-
25,000,000 shares authorized; issued and outstanding March 31, 2026 - 7,536,488; December 31, 2025 - 7,505,139; March 31, 2025 - 7,451,996
Additional paid-in-capital	76,456	76,090	74,070
Retained earnings	176,088	175,998	162,143
Total shareholders' equity	252,544	252,088	236,213
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$477,192	$477,488	$468,223

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
NET SALES	$124,401	$114,073
COST OF GOODS SOLD	78,967	67,065
GROSS MARGIN	45,434	47,008

OPERATING EXPENSES	41,799	38,302

INCOME FROM OPERATIONS	3,635	8,706

INTEREST EXPENSE AND OTHER – net	(2,034)	(2,356)

INCOME BEFORE INCOME TAX EXPENSE	1,601	6,350

INCOME TAX EXPENSE	342	1,409

NET INCOME	$1,259	$4,941

INCOME PER SHARE
Basic	$0.17	$0.66
Diluted	$0.17	$0.66

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,536	7,459
Diluted	7,616	7,493

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$41,799	$38,302
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)
ADJUSTED OPERATING EXPENSES	$41,107	$37,610

INCOME FROM OPERATIONS, AS REPORTED	$3,635	$8,706

ADJUSTED INCOME FROM OPERATIONS	4,327	9,398

NET INCOME
NET INCOME, AS REPORTED	$1,259	$4,941
TOTAL NON-GAAP ADJUSTMENTS	692	692
TAX IMPACT OF ADJUSTMENTS	(148)	(154)
ADJUSTED NET INCOME	$1,803	$5,479

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.17	$0.66
DILUTED	$0.17	$0.66

ADJUSTED NET INCOME PER SHARE
BASIC	$0.24	$0.73
DILUTED	$0.24	$0.73

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,536	7,459
DILUTED	7,616	7,493

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "non-GAAP adjusted operating expenses," "non-GAAP adjusted income from operations," "non-GAAP adjusted net income," and "non-GAAP adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to management and investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset and are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.